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                                                                      Exhibit 12

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

                                   ENDORSEMENT

                        MODIFICATION OF POLICY PROVISIONS

Effective as of the Policy Date, the endorsement is made a part of the policy to which it is attached.

Section 9.2 of the policy is deleted and the following is substituted:

9.2 WHAT HAPPENS WHEN YOU TAKE A LOAN? When a loan is requested, an amount is transferred from the Investment Divisions and the Fixed Account to the Loan Account equal to:

      (a)   the requested loan amount; plus

      (b)   any outstanding loan; minus

      (c)   the amount in the Loan Account prior to these transfers.

      This transfer will be made on a pro-rata basis from the various Investment Divisions and the Fixed Account unless you request otherwise.

The last two paragraphs of Section 9.3 of the policy is deleted and the following is substituted:

On each Policy Anniversary, if the outstanding loans plus interest due exceeds the amount in the Loan Account, the excess will be transferred from the Investment Divisions and the Fixed Account to the Loan Account.

On each Policy Anniversary, if the amount in the Loan Account exceeds the amount of any outstanding loans plus interest due, the excess will be transferred from the Loan Account to the Investment Divisions and to the Fixed Account. Amounts transferred will first be transferred to the Fixed Account up to an amount equal to the total amounts transferred from the Fixed Account to the Loan Account. Any subsequent amounts transferred will be allocated according to your premium allocation in effect at the time of transfer unless you tell us otherwise.



                                        NEW YORK LIFE INSURANCE
                                        AND ANNUITY CORPORATION

                                        /s/ Frederick J. Sievert
                                        PRESIDENT

                                        /s/ Catherine A. Marrion
                                        SECRETARY